Company Contact:
Gail A. Sloan
Vice President of Finance and Secretary
La Jolla Pharmaceutical Company
858-452-6600
gail.sloan@ljpc.com

LA JOLLA PHARMACEUTICAL COMPANY ANNOUNCES THE ADJOURNMENT OF SPECIAL MEETING OF STOCKHOLDERS

SAN DIEGO, MARCH 1, 2010 — La Jolla Pharmaceutical Company (NASDAQ: LJPC) today announced that its Special Meeting of Stockholders, which was initially convened on February 26, 2010, was adjourned to March 2, 2010 at 3:00 p.m., local time, at 4365 Executive Drive, Suite 300, San Diego, California. As described in the joint proxy statement/prospectus distributed to stockholders on or about February 12, 2010, the stockholders of La Jolla are being asked to vote on proposals related to its proposed merger with Adamis Pharmaceuticals Corporation (OTCBB: ADMP).

Holders of only twelve percent (12%) of La Jolla’s outstanding common stock returned their proxy cards or otherwise indicated their votes with respect to these proposals prior to the start of the stockholders’ meeting. The votes cast as of the meeting date overwhelmingly supported the merger proposals, including the reverse stock split. Separately, Adamis announced today that its stockholders approved the proposed merger transaction.

There is no guarantee that we will be able to further adjourn and reconvene the meeting to solicit additional votes. If La Jolla is delisted from Nasdaq before the special stockholders’ meeting, La Jolla expects that it would need Adamis’ consent and additional regulatory approvals to continue soliciting proxies resulting in significant additional costs and time delays. Such consents and approvals are difficult to obtain and may not be obtained at all.

Holders of more than 50% of La Jolla’s 65 million shares outstanding must vote in order to hold the meeting. For the merger to be completed, holders of more than 50% of La Jolla’s shares must vote in favor. Only stockholders who held La Jolla stock on January 22, 2010 are eligible to vote.

If You Haven’t Received Your Voting Materials – please vote by contacting our proxy vote solicitor, Mackenzie Partners, Inc. as follows:

e-mail at proxy@mackenziepartners.com

call toll free at (800) 322-2885

call collect at (212) 929-5500.

Mackenzie Partners will be able to provide you with voting materials and instructions on how to vote telephonically or through your broker. You may also contact La Jolla by e-mail at gail.sloan@ljpc.com or by telephone at (858) 452-6600.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

The joint proxy statement/prospectus in connection with the merger with Adamis was mailed to La Jolla stockholders on or about February 12, 2010. Investors and security holders of both La Jolla and Adamis are urged to read the joint proxy statement/prospectus because it contains important information about La Jolla, Adamis and the proposed transaction. The joint proxy statement/prospectus, and any other documents filed by La Jolla with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov, by contacting La Jolla Investor Relations by e-mail at gail.sloan@ljpc.com or by telephone at (858) 452-6600. La Jolla and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from La Jolla’s stockholders in favor of the proposed transaction. Information about the directors and executive officers of La Jolla and their respective interests in the proposed transaction is available in the joint proxy statement/prospectus.